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                                                                  Exhibit (p)(3)

                         1998 BANKERS TRUST CORPORATION

                                  INTRODUCTION

This policy statement, Personal Securities Transactions by Employees, applies worldwide to all employees of Bankers Trust Corporation and its subsidiaries (referred to herein as "Bankers Trust" or the "Firm"). Along with the standards provided in this booklet, you should be familiar with the contents of the Firm's related policy statement Confidential Information, Insider Trading and Related Matters.

As used in this Guide, "securities" transactions include those involving equity or debt securities, derivatives of securities (such as options, warrants and indexes), futures, commodities and similar instruments.

You should always conduct your personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with your financial resources and objectives. The Firm generally discourages short-term trading strategies, and you are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with your job performance, or compromises the duty that Bankers Trust owes to its clients and shareholders, will not be tolerated.

                                     SUMMARY

This booklet is organized to help you comply with Bankers Trust policies and procedures, and to protect you and the Firm from potential liability. In summary, the section entitled:

o OPENING AND MAINTAINING EMPLOYEE RELATED ACCOUNTS describes the types of accounts you must disclose to the Compliance Department upon joining the Firm and your requirement to obtain explicit permission from the Compliance Department prior to opening and maintaining Employee Related Accounts (as defined);

o PRE-CLEARING TRANSACTIONS IN EMPLOYEE RELATED ACCOUNTS describes the procedures you must follow to pre-clear your personal securities transactions with the Compliance Department before you place any order with your broker; and

o RESTRICTIONS REGARDING PERSONAL SECURITIES TRANSACTIONS describes certain trading prohibitions and procedures you must observe to avoid violating the Firm policies and various securities laws and regulations.

Questions about this policy and the matters discussed herein should be directed to your Compliance Officer or to the Compliance Department at (212) 250-5812.


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                OPENING AND MAINTAINING EMPLOYEE RELATED ACCOUNTS

1.   The Basic Policy

All employees must obtain the explicit permission of the Compliance Department prior to opening a new Employee Related Account (as defined below). Upon joining Bankers Trust, new employees are required to disclose all of their Employee Related Accounts to the Compliance Department and must carry out the instructions provided to conform such accounts, if necessary, to the Firm's policies.

Under no circumstance are you permitted to open or maintain any Employee Related Account that is undisclosed to the Compliance Department. Also, the policies, procedures and rules described throughout this Guide apply to all of your Employee Related Accounts.

2.   Employee Related Accounts Defined

"Employee Related Accounts" include all accounts in which you have an ownership or beneficial interest (or can exercise investment discretion or control) and have the capability of holding securities, or in which securities transactions may be executed, even if the accounts are inactive. Employee Related Accounts include:

o    your own accounts;

o your spouse accounts and the accounts of your minor children and other relatives (whether by marriage or otherwise) living in your home;

o accounts in which you, your spouse, your minor children or other relatives living in your home have a beneficial interest; and

o accounts over which you or your spouse exercise investment discretion or control.

Although they are securities in the technical sense, money market funds and open-ended mutual funds held directly with the fund or its transfer agent are not considered Employee Related Accounts for the purposes of applying the above definition.

3.   "Designated Broker" Rule

Depending on your Bankers Trust location, you may be required to open and maintain your Employee Related Accounts with a "Designated Broker", which refers to brokerage firms specifically identified by the Compliance Department for employee use. Employee Related Accounts with the Designated Brokers must be opened in accordance with local Compliance Department procedures.

Employees who wish to open and maintain an Employee Related Account in the U.S. must do so with one of the following Designated Brokers:

o    BT Alex. Brown Incorporated

o    Quick & Reilly (Wall Street Office)

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o    Salomon Smith Barney (the Rasweiler Group, New York)

Information about opening such an account can be obtained from the Compliance Department at (212) 250-5812.

Employees assigned to Bankers Trust offices outside the U.S. are provided local guidelines regarding Designated Brokers (and instructions about opening and maintaining Employee Related Accounts) by Regional Compliance Groups for Asia, Australia/New Zealand, Europe/Middle East/Africa and Latin America. You should contact your Regional Compliance Officer if you have questions.

4.   Waivers to the Designated Broker Rule

In very limited situations, the Compliance Department may grant you permission to open or maintain an Employee Related Account at a brokerage firm other than a Designated Broker. Generally, such permission is limited to the following types of situations:

o your spouse or close relative, by reason of employment, is required by his or her employer to maintain their brokerage accounts with a firm other than a Designated Broker; or

o your Employee Related Account is maintained on a "discretionary" basis. This means that full investment discretion has been granted to an outside bank, investment manager or trustee, and neither you nor a close relative participates in the investment decisions or is informed in advance regarding transactions in the account.

An employee's request to the Compliance Department for an exemption to the Designated Broker policy must be submitted in writing. If permission is granted, duplicates of account statements and transaction confirmations must be provided to the Compliance Department. Your continued eligibility for an exception to the Designated Broker policy is periodically reviewed and evaluated and can be revoked at any time.

NOTE -- Do not open an account with another brokerage firm until you receive authorization to do so from the Compliance Department.

5.   Monitoring Employee Related Accounts

To ensure adherence to Bankers Trust's policies, the Compliance Department monitors transactions in Employee Related Accounts, whether they are maintained with a Designated Broker or otherwise. If you violate the Firm's policies and procedures as described herein, you may be required to cancel, reverse or freeze any transaction or position in your Employee Related Account at your expense, regardless of where the account is held. Such action may be required without advance notice.


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             PRE-CLEARING TRANSACTIONS IN EMPLOYEE RELATED ACCOUNTS

1.   The Basic Policy

You must contact the Compliance Department to pre-clear all transactions involving securities or their derivatives in your Employee Related Accounts (other than transactions involving only U.S. Treasury securities or open-ended mutual funds) prior to placing an order with your broker. You are personally responsible for ensuring that your proposed transaction does not violate the Firm's policies or applicable securities laws and regulations by virtue of your Bankers Trust responsibilities or information you may possess about the securities or their issuer.

2.   Pre-Clearance Procedures

Proposed transactions in your Employee Related Accounts must be personally pre-cleared with the Compliance Department. After providing the requested information about the transaction, you will be informed whether you have been granted permission to place the order with your broker which is valid for the day given and the next business day. If permission is denied to proceed with the proposed transaction, such denial is confidential and should not be disclosed to others.

For employees assigned to Bankers Trust offices in the U.S. and Canada, securities transactions can be pre-cleared by contacting the Compliance Department at (212) 250-5812.

Employees assigned to Bankers Trust offices outside of the U.S. and Canada are provided local guidelines and contacts for pre-clearing securities transactions by Regional Compliance Groups for Asia, Australia/New Zealand, Europe/Middle East/Africa and Latin America. You should contact your Regional Compliance Officer if you have questions.

3.   Additional Supervisory Pre-Clearance

Depending on your area of assignment, you may be subject to additional departmental policies that require you to first pre-clear your proposed securities transaction with your supervisor prior to requesting pre-clearance from the Compliance Department. If you are assigned to one of the Bankers Trust departments in which employees are subject to this requirement, you will be informed of this fact when you contact the Compliance Department for pre-clearance.

4.   Private Securities Transactions

Investment transactions in private securities, such as limited partnerships or the securities of private companies, are likely to be made directly with the sponsor and not executed in your Employee Related Account. Prior to engaging in a private securities transaction,



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you must first obtain the approval of your supervisor and then pre-clear the transaction with the Compliance Department. Private securities transactions that give rise to actual or apparent conflicts of interest are prohibited.

             RESTRICTIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

1.   The Basic Policy

You have a personal obligation to conduct your investing activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Bankers Trust and its customers. You must carefully consider the nature of your Bankers Trust responsibilities - and the type of information you might be deemed to possess in light of any particular securities transaction - BEFORE you engage in that transaction.

2.   Material Nonpublic Information

If you possess material nonpublic information about or affecting securities, or their issuer, you are prohibited from buying or selling such securities, or advising any other person to buy or sell such securities.

3.   Corporate and Departmental Restricted Lists

You are not permitted to buy or sell any securities that are included on the Corporate Restricted List and/or other applicable departmental restricted lists.

4.   "Frontrunning"

You are prohibited from engaging in "frontrunning", which means that you may not buy or sell securities or other instruments for your Employee Related Accounts so as to benefit from your knowledge of the Firm or a client's trading positions, plans or strategies, or forthcoming research recommendations.

5.   Employee Transactions in Bankers Trust Securities

Bankers Trust recognizes the special interest many employees have in investing in the securities of Bankers Trust Corporation. Observe, however, that your employment relationship with the Firm gives rise to special rules concerning such transactions to avoid potential conflicts of interest.

a.   Transactions Subject to Special Rules

Personal trading activity in Bankers Trust Corporation securities that are subject to special rules are generally transactions that change your beneficial ownership interest, such as:

o    purchases, sales or other transactions in Employee Related Accounts;

o employee investment elections in Bankers Trust benefit plans, such as investment elections affecting the Bankers Trust Common Stock Fund in the PartnerShare Plan;

o exercise of Bankers Trust stock options granted as part of an employee's compensation


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o    optional cash purchases of common stock through Bankers Trust Dividend
     Reinvestment and Common Stock Purchase Plan; and

o gifts or donations of Bankers Trust Corporation stock to charitable organizations, relatives or others.

b.   Special Rules

The following special rules apply to all transactions that change your beneficial ownership interest in the securities of Bankers Trust Corporation:

o ALL employees must pre-clear transactions involving Bankers Trust Corporation securities with Corporate Compliance in New York (212) 250-5812, even if assigned to an office outside the U.S. or Canada;

o Bankers Trust Corporation securities may not be pledged or used as collateral for any loan except for a margin loan associated with an Employee Related Account;

o    any short sale of Bankers Trust Corporation securities is prohibited;

o any transaction that involves options or warrants referenced to Bankers Trust Corporation securities, other than exercising stock options granted under a Bankers Trust incentive compensation plan, is prohibited; and

o over-the-counter derivative transactions that are referenced to the value of Bankers Trust Corporation securities are prohibited.

c.   "Blackout" Periods

During certain times of the year, you are prohibited from conducting transactions in Bankers Trust Corporation securities which affect your beneficial interest in the Firm. These "blackout" periods surround the end of each fiscal quarter or year and begin on the first day of each calendar quarter and end 48 hours after public release of the financial reports for the quarter or year.

Additional restricted periods may be required for certain individuals and events, and you will be informed of whether such a restricted period is in effect when you request pre-clearance of your proposed transaction involving Bankers Trust Corporation securities. Any questions concerning whether you are subject to additional restrictions should be directed to the Compliance Department.

6.   Avoiding Conflicts with Your Bankers Trust Job

Responsibilities

You are prohibited from buying, selling or holding positions in securities and other instruments for your Employee Related Accounts that give rise to a conflict of interest, or the appearance of conflict, between your personal financial interests and your Bankers Trust job responsibilities.

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Following is a summary of the Firm's basic rules and procedures that are designed to prevent actual or apparent conflicts of interest. If you believe a proposed personal securities transaction may give rise to a potential conflict of interest, or may not comply with the following rules and procedures, you should resolve the matter with your Compliance Officer before placing the order.

A.   SECURITIES IN COMPANIES WITH WHICH YOU HAVE SIGNIFICANT DEALINGS

You are prohibited from buying or selling, for your Employee Related Accounts, securities of companies with which you have significant dealings on behalf of Bankers Trust, or for which you have ongoing relationship management responsibilities on behalf of the Firm. This rule applies to all employees who have significant dealings with the customers, counterparties, suppliers or vendors. Also, you are generally prohibited from acquiring an interest in any private equity investment vehicle sponsored by such companies.

B.   SECURITIES IN WHICH YOU HAVE TRADING OR TRADING-RELATED RESPONSIBILITIES

To prevent actual or apparent conflicts of interest, employees with "trading or trading-related responsibilities" with respect to particular types of securities or instruments may be limited or prohibited from buying or selling the same types of securities or instruments for their Employee Related Accounts. Employees have trading or trading-related responsibilities with respect to particular types of securities or instruments if their duties:

o involve the Firm's proprietary dealing or investing activities (e.g., where committing the Firm's capital may be involved); and

o are associated with the origination, structuring, trading, market making, positioning, bookrunning, distribution, sales, research or analysis of particular types of securities or instruments.

If you have trading or trading-related responsibilities for equity securities, investment grade debt securities or U.S. Government, Government Agency or municipal securities (including derivatives thereof), you are permitted to buy or sell such securities for your Employee Related Accounts subject to compliance with certain departmental guidelines that may require supervisory approval and minimum holding periods.

If you have trading or trading-related responsibilities for non-investment grade debt securities, commodities, futures, FX or other instruments (including derivatives thereof), you are prohibited from buying or selling the same type of securities or instruments for your Employee Related Accounts.

C.   PORTFOLIO MANAGERS, INVESTMENT ADVISORY PROFESSIONALS AND ACCESS

Persons

If you are a portfolio manager, investment advisory professional or access person associated with the asset or funds management businesses, you may be subject to certain


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rules designed to prevent conflicts of interest. You can obtain more information about these rules from your supervisor or the Compliance Department.

D.   TRANSACTIONS SUBJECT TO MINIMUM HOLDING PERIODS

Securities bought or sold for your Employee Related Accounts may be subject to a minimum holding period to address potential conflicts of interest. Examples of the type of job functions and transactions that typically require a minimum holding period include:

o equity securities bought or sold by an employee with proprietary equity trading or trading-related responsibilities (60-day holding period);

o certain debt securities bought or sold by an employee with proprietary trading or trading-related responsibilities for U.S. Government, Government Agency, municipal or investment-grade corporate debt securities (60-day holding period);

o securities bought or sold by an equity research analyst, falling within the research analyst assigned industry group (up to a six-month holding period); and

o securities bought or sold by employees assigned to most Bankers Trust offices outside the U.S. (holding period varies by region).

E.   ADDITIONAL INTERNATIONAL PROCEDURES

Regional Compliance Groups for Asia, Australia/New Zealand, Europe/Middle East/Africa and Latin America may modify the procedures described in this section to reflect local market practices and regulatory requirements. You should contact your Regional Compliance Officer to obtain information about local modifications, if any, to these requirements.

7.   Initial Public Offerings and New Issues

For regulatory reasons, you are prohibited from purchasing or subscribing for securities connected with an initial public offering or a new issue where a U.S.-registered broker-dealer is involved in the distribution, or where any part of the distribution is offered in the U.S. This prohibition applies even if Bankers Trust has no role or involvement in the distribution.

For initial public offerings and new issues of securities of non-U.S. companies distributed entirely outside of the U.S., employees assigned to international offices of Bankers Trust may be permitted to purchase or subscribe for such securities, provided that the appropriate Regional Compliance Group of the Compliance Department approves such proposed transaction in advance. You should contact your Regional Compliance Officer for local guidelines that apply.


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                                  OTHER MATTERS

1.   Waivers and Exceptions

Bankers Trust policies regarding personal securities transactions by employees as described in this booklet is necessarily a general summary. In practice, some situations may arise to warrant making exceptions to some general rules set forth herein, and you must obtain approval from the Compliance Department before taking action regarding such an exception.

2.   Confirming Your Compliance with Policies

Annually, you are required to sign a statement as a Bankers Trust employee acknowledging that you have received this supplement to the policy statement Confidential Information, Insider Trading and Related Matters and confirm your adherence to Bankers Trust's standards of conduct.

3.   If You Have Questions

You should refer all questions concerning the interpretation or application of these policies, the propriety of any particular conduct, or other compliance-related matters to the Compliance Department.

NOTE -- ADHERING TO THE POLICIES AND STANDARDS OF CONDUCT DISCUSSED IN THIS GUIDE IS ONE OF THE CONDITIONS OF EMPLOYMENT WITH BANKERS TRUST. FAILURE TO COMPLY WITH THEM MAY SUBJECT YOU TO DISCIPLINARY ACTION, INCLUDING POSSIBLE DISMISSAL. IN ADDITION, VIOLATION OF THE RULES DESCRIBED IN THIS GUIDE MAY ALSO SUBJECT YOU TO POSSIBLE CIVIL OR CRIMINAL PENALTIES IN ACCORDANCE WITH THE SECURITIES LAWS OR REGULATORY RULES APPLICABLE IN VARIOUS JURISDICTIONS.


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---------------------------------------------------------
Entered:            11/23/98 11:09:39 AM:     Jessie Wolk

Revisions:          12/09/98 12:40:14 PM:     Anne-Marie Pitale
        12/03/98 12:07:31 PM: Sonia M Quinones
        12/03/98 12:06:43 PM: Sonia M Quinones
        12/03/98 12:04:47 PM: Sonia M Quinones
        12/03/98 12:04:13 PM: Sonia M Quinones

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Copyright
1998 Bankers Trust Company

All rights reserved. Although information herein has been obtained from sources believed to be reliable, we do not guarantee its accuracy, completeness or fairness. Opinions and estimates herein may be changed without notice. We or our affiliates may act upon or use material in this report prior to publication.